Exhibit 5.1

[Dorsey & Whitney Letterhead]

AEI Core Property Income Trust, Inc.
1300 Wells Fargo Place
30 East Seventh Street
St. Paul, Minnesota 55101

Gentlemen:

Reference is made to the Registration Statement on Form S-11, as amended by Amendment No.2, being filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement”) relating to the offer and sale of up to 30,000,000 shares of the common stock, $.01 par value (the "Shares”) in AEI Core Property Income Trust, Inc. (the "Company”), 27,000,000 of which (the “Public Shares”) will be offered and sold to the public by subscription at $10.00 per Share (subject to certain discounts to reflect reduced commissions) and 3,000,000 of which (the “DRIP Shares”) will be offered pursuant to a dividend reinvestment plan (the “Plan”) at $9.50 per Share.

We are familiar with and have examined:

1.           The Registration Statement, including the Plan attached as Appendix D to the Prospectus included therein;

2.           The Amended and Restated Articles of Incorporation of the Company filed as Exhibit 3.1 to the Registration Statement, and as certified as to filing by the Minnesota Secretary of State;

3.           The Bylaws filed as Exhibit 3.2 to the Registration Statement and certified by an officer of the Company;

4.           Resolutions adopted by the Board of Directors of the Company relating to the sale, issuance and registration of the Shares (the “Resolutions”) and certified by an officer of the Company;

5.           A certificate executed by an officer of the Company, dated as of the date hereof; and

6.           Such other records and documents, and have satisfied ourselves as to such matters of fact, as we consider relevant for the purposes of this opinion.

Based thereon, we are of the opinion that:

(a)           The Company is a validly existing corporation under the laws of the State of Minnesota.

(b)           The issuance of the Public Shares has been duly authorized, and assuming that the Public Shares are issued and sold in compliance with all applicable state and federal securities laws (as to which matters we express no opinion), when the Public Shares have been issued and sold upon the terms and in the manner set forth in the Registration Statement and the Resolutions, they will be, insofar as the laws of the State of Minnesota are concerned, validly issued, fully paid and nonassessable.

(c)           The issuance of the Plan Shares has been duly authorized and, and assuming that the Plan Shares are issued and sold in compliance with all applicable state and federal securities laws (as to which matters we express no opinion), when the Public Shares have been issued and sold upon the terms and in the manner set forth in the Registration Statement, the Resolutions and the Plan, they will be, insofar as the laws of the State of Minnesota are concerned, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement.

Dated:   December 12, 2011
Very truly yours,

DORSEY & WHITNEY LLP

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